EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 28, 2011, we agreed to acquire 75.58% of the outstanding common stock of W.E.T. Automotive Systems AG (“WET”) for €40 per share or approximately €91.9 million in cash plus the assumption of €38.0 million in debt obligations less €10.1 in cash acquired (the “Acquisition”). In conjunction with the Acquisition, we filed a tender offer document on March 28, 2011 with the applicable German authorities describing our intention to launch a tender offer for the remaining outstanding shares of capital stock of WET (the “WET Tender Offer”). The WET Tender Offer price will also be €40 per share or approximately €29.7 million if all shares are tendered. The total amount to be paid for both the Acquisition and WET Tender Offer is €121.6 million or $162.8 million using a foreign currency exchange rate of 1.34 Euro to the U.S. Dollar (“€/$”). The U.S. Dollar amount is likely to vary based upon future market exchange rates. We expect that the Acquisition will be consummated during the second quarter of 2011. Although we have entered into a share purchase agreement in connection with the proposed Acquisition, we cannot guarantee when, or whether, the Acquisition or the WET Tender Offer will be completed. The share purchase agreement contains a number of important conditions that must be satisfied before we can complete the Acquisition. Further, we cannot guarantee the number of shares of WET capital stock, if any, that will be tendered and purchased in the WET Tender Offer.

Amerigon and WET are presently engaged in lawsuits as adversaries concerning intellectual property (the “Lawsuits”). They have agreed to jointly apply to the applicable court for a temporary suspension of proceedings pending successful completion of the Acquisition.

On March 30, 2011, we and Amerigon Europe entered into a credit facility with a syndicate of banks, including Bank of America, N.A., acting as Administrative Agent, Swing Line Lender and L/C Issuer (“Bank of America”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as Sole Lead Arranger and Sole Book Manager (the “US Bank of America credit facility”) and WET and W.E.T. Automotive Systems Ltd. (“WET Canada”) entered into a credit facility with the same syndicate of banks (the “WET Bank of America credit facility”), the effectiveness of which is subject to the closing of the Acquisition. We refer to the US Bank of America credit facility and the WET Bank of America credit facility throughout this section of the Form 8-K collectively as the “Bank of America credit facility.” We intend to use borrowings under the US Bank of America credit facility to partially fund the Acquisition and the WET Tender Offer and WET intends to use borrowings under the WET Bank of America credit facility to refinance a portion of the long term debt obligations of WET and to fund our and WET’s ongoing operations.

We expect to borrow $35 million of our term loan facility and approximately $3.3 million under our revolving credit facility and Amerigon Europe expects to borrow up to $33 million under its term loan facility in connection with the closing of the WET Tender Offer. We may need to borrow a higher amount under the revolving credit facility if the €/$ foreign currency exchange rate is higher than 1.34 when we complete the Acquisition. Our term loan facility and Amerigon Europe’s will be subject to quarterly amortization of principal, with the remaining principal balance and any outstanding loans under the revolving credit facility to be repaid on the fifth anniversary of initial funding. Borrowings under the US Bank of America credit facility will bear interest based on the LIBOR rate plus a margin ranging from 2.50% to 3.25%. We and Amerigon Europe can also borrow at a base rate which is determined by the higher of (a) Bank of America’s prime rate, (b) Federal Funds rate plus 50 basis points, or (c) the LIBOR rate plus 100 basis points, plus a margin ranging from 1.50% to 2.25%. The margins are based on our consolidated leverage ratio (defined as the ratio of our and our subsidiaries’ total debt to EBITDA as defined in the US Bank of America credit facility and determined on a consolidated basis). The US Bank of America credit facility also provides for customary affirmative and negative covenants.

The unaudited pro forma condensed combined financial information combine the historical consolidated statements of operations of Amerigon, giving effect to the completion of the Acquisition, completion of the WET Tender Offer assuming all shares are tendered, borrowings under the Bank of America credit facility and a contemplated offering and the application of the net proceeds there from in each case as if they occurred on January 1, 2010, for income statement purposes, and December 31, 2010, for balance sheet purposes. The unaudited pro forma information should be read in conjunction with the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information, the historical financial statements of Amerigon and WET and Management’s Discussion and Analysis of Financial Condition and Results of Operations, all of which are included or incorporated by reference herein.

The Acquisition and the WET Tender Offer will be treated as a purchase of WET by Amerigon, with Amerigon as the acquiring entity. The unaudited pro forma condensed combined financial information will differ from our final acquisition accounting for a number of reasons, including the fact that our purchase price allocation and estimates of fair value are preliminary and subject to change when our formal valuation and other studies are finalized. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is presented for informational purposes only. It has been prepared in accordance with the regulations of the SEC and is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the Acquisition and the WET Tender Offer at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined statement of operations does not reflect any revenue or cost savings from synergies that may be achieved with respect to the combined companies except to eliminate certain costs and expenses associated with the Lawsuits.

The historical results of operations of WET for the year ended December 31, 2010, have been prepared in accordance with International Financial Accounting Standards (“IFRS”) as issued by the International Accounting Standard Board (“IASB”) and reconciled to U.S. GAAP for the purpose of such presentation. We have incurred and will continue to incur certain non-recurring expenses in connection with the Acquisition and WET Tender Offer and the execution of the Bank of America credit facility. These expenses are currently estimated to be approximately $8.2 million. In addition, we expect to pay fees and expenses of approximately $5.8 million in connection with a contemplated offering. These estimated expenses are reflected in the pro forma condensed combined balance sheet as of December 31, 2010, as an adjustment to cash and equity, but are not reflected in the pro forma condensed combined statements of earnings for the year ended December 31, 2010, as they are not expected to have a continuing impact on operations.

Unaudited Pro Forma Condensed Combined Balance Sheet

	As of December 31, 2010
	Amerigon	WET	Pro Forma Adjustments		Pro Forma Combined
	(In Thousands)
ASSETS
Current assets:
Cash & cash equivalents	$26,584	$13,518	$(17,624 (3,900 (1,422 (4,321	) a ) b ) h ) i	$12,835
Short-term investments	9,761	—	(9,761	) c	—
Accounts receivable, net	18,940	49,569	—		68,509
Inventory	6,825	34,889	522	d	42,236
Derivative financial instruments	—	5,635	—		5,635
Deferred income tax assets	4,905	1,861	(157	) d	6,609
Assets held for sale	—	9,351	—		9,351
Prepaid expenses and other assets	1,421	5,103	—		6,524

Total current assets	68,436	119,926	(36,663)		151,699
Property and equipment, net	4,197	36,995	—	e	41,192
Goodwill	—	56,419	(56,419 99,353	) f g	99,353
Other intangible assets	4,653	9,691	(9,691 36,560	) f g	41,213
Deferred income tax assets	1,279	23,943	(8,061	) g	17,161
Other non-current assets	857	908	4,321	i	6,086

Total assets	$79,422	$247,882	$29,400		$356,704

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	15,275	22,829	—		38,104
Accrued liabilities	5,872	40,577	—		46,449
Derivative financial instruments	—	2,551	—		2,551
Current maturities of long-term debt	—	8,818	6,800 (2,862 8,035	h ) h h	20,791
Pension benefit obligation	—	275	—		275
Deferred manufacturing agreement	50	—	—		50

Total current liabilities	21,197	75,050	11,973		108,220
Pension benefit obligation	688	3,724	—		4,412
Long term debt	—	42,053	64,450 (38,733 32,138	h ) h h	99,908
Derivative financial instruments	—	17,679	—		17,679
Deferred income tax liabilities	—	8,288	—		8,288

Total liabilities	21,885	146,794	69,828		238,507
Preferred stock	—	—	63,500	o	63,500
Total shareholders’ equity – Company	57,537	100,728	(100,728 (3,900 700	) f ) b o	54,337
Non-controlling interest	—	360	—		360

Total shareholders’ equity	57,537	101,088	(103,928)		54,697

Total liabilities and shareholders’ equity	$79,422	$247,882	$29,400		$356,704

See accompanying notes to unaudited pro forma condensed combined financial information

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Year Ended December 31, 2010
	Amerigon	WET	Pro Forma Adjustments		Pro Forma Combined
	(In Thousands, except per share data)

Product revenues	$112,403	$301,267	$—		$413,670
Cost of sales	79,664	216,672	522 1,791	d j	298,649

Gross margin	32,739	84,595	(2,313)		115,021
Operating costs and expenses:
Research and development expenses	9,653	24,856	—		34,509
Selling, general and administrative expenses	10,955	35,272	(3,407	) k	42,820

Total operating costs and expenses	20,608	60,128	(3,407)		77,329

Operating income	12,131	24,467	1,094		37,692
Interest income	25	566	(25	) l	566
Interest expense	—	(6,561)	1,303	m	(5,258)
Loss on revaluation of financial instruments	—	(9,073)	—		(9,073)
Loss from equity investment	(22)	—	—		(22)
Other income	145	459	—		604

Earnings before income tax	12,279	9,858	2,372		24,509
Income tax expense	2,921	(1,148)	456	n	2,229

Net income	9,358	11,006	1,916		22,280
Income (loss) attributable to non-controlling interest	592	(196)	—		396
Convertible preferred stock dividends	—	—	(9,064	) p	(9,064)

Net income attributable to common shareholders	$9,950	$10,810	$(7,148)		$13,612

Basic earnings per share	$0.46				$0.63

Diluted earnings per share	$0.44				$0.51

Weighted average number of shares – basic	21,717				21,717

Weighted average number of shares – diluted	22,496		4,422		26,918

See accompanying notes to unaudited pro forma condensed combined financial information

Notes to Unaudited Pro Forma Condensed Combined Financial Information for

Amerigon and WET

(in thousands, except per share data)

Note 1 – Description of Transaction

On February 28, 2011, we agreed to acquire 75.58% of the outstanding common stock of WET for €40 per share or approximately €91.9 million in cash plus the assumption of €38.0 million in debt obligations less €10.1 in cash acquired (the “Acquisition”). In conjunction with the Acquisition, we filed a tender offer document on March 28, 2011 with the applicable German authorities describing our intention to launch a tender offer for the remaining outstanding shares of capital stock of WET (the “WET Tender Offer”). The WET Tender Offer price will also be €40 per share or approximately €29.7 million if all shares are tendered. The total amount to be paid for both the Acquisition and WET Tender Offer is €121.6 million or $162.8 million using a foreign currency exchange rate of 1.34 Euro to the U.S. Dollar (“€/$”). The U.S. Dollar amount is likely to vary based upon future market exchange rates. We expect that the Acquisition will be consummated during the second quarter of 2011. Although we have entered into a share purchase agreement in connection with the proposed Acquisition, we cannot guarantee when, or whether, the Acquisition or the WET Tender Offer will be completed. The share purchase agreement contains a number of important conditions that must be satisfied before we can complete the Acquisition. Further, we cannot guarantee the number of shares of WET capital stock, if any, that will be tendered and purchased in the WET Tender Offer.

Note 2 – Basis of Presentation

The unaudited pro forma financial information has been compiled from underlying financial statements of WET prepared in accordance with IFRS as issued by the IASB, reconciled to U.S. GAAP for the purpose of such presentation (see Note 4).

The unaudited pro forma condensed combined financial information combine the historical consolidated statements of operations of Amerigon, giving effect to (a) the completion of the Acquisition, the WET Tender Offer assuming all shares are tendered, incurrence of debt under the Bank of America credit facility and the application of the proceeds from this offering in each case as if they occurred on January 1, 2010 for income statement purposes and December 31, 2010 for balance sheet purposes. The unaudited pro forma information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information, the historical financial statements of Amerigon, the historical financial statements of WET and Management’s Discussion and Analysis of Financial Condition and Results of Operations, all of which are included or incorporated by reference in this prospectus supplement. The Acquisition and the WET Tender Offer will be treated as a purchase with Amerigon as the acquiring entity. The unaudited pro forma condensed combined financial information will differ from our final acquisition accounting for a number of reasons, including the fact that our estimates of purchase price allocation and fair value are preliminary and subject to change when our formal valuation and other studies are finalized. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is presented for informational purposes only. It has been prepared in accordance with the regulations of the SEC and is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the Acquisition and the WET Tender Offer at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined statement of operations does not reflect any revenue or cost savings from synergies that may be achieved with respect to the combined companies except to eliminate certain costs and expenses associated with the lawsuits concerning intellectual property that Amerigon and WET are currently engaged in as adversaries (the “Lawsuits”).

For the pro forma condensed combined balances, the purchase price of approximately $162.8 million, net of cash acquired of $13.5 million, has been allocated to the fair values of assets and liabilities acquired as of December 31, 2010. The allocation of the purchase price is preliminary pending the completion of various analyses and the finalization of estimates. An appraisal will be performed to assist management in determining the fair value of acquired assets and liabilities, including identifiable intangible assets. The final purchase price allocation may result in a materially different allocation than that presented in this unaudited pro forma condensed combined financial information.

Accounts receivable	$49,569
Inventory	35,411
Derivative financial instruments	5,635
Deferred income tax assets	1,704
Assets held for sale	9,351
Prepaid expenses and other assets	5,103
Property and equipment	36,995
Customer relationships	26,869
Other intangible assets	9,691
Goodwill	99,353
Deferred income tax assets	15,882
Other non-current assets	908
Assumed liabilities (including non-controlling interest)	(96,283)
Assumed debt obligations (including those to be refinanced)	(50,871)

Net assets acquired	149,317
Cash acquired	13,518

Purchase price	$162,835

Identifiable intangible assets.

Customer relationships will be amortized on a straight-line basis over an average estimated life of 15 years.

Goodwill.

Approximately $99.4 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made will be recognized.

Note 3 – Accounting Policies

Upon completion of the Acquisition, Amerigon will review WET’s accounting policies. As a result of that review it may become necessary to adjust the combined entity’s financial statements to conform to those accounting policies that are determined to be more appropriate for the combined entity. The unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 4 – Reconciliation of amounts for W.E.T. between IFRS and U.S. GAAP

The consolidated financial statements of WET have been prepared in accordance with IFRS as issued by the IASB which differs from U.S. GAAP in certain respects. A description of the relevant accounting principles which differ materially and the related adjustments we made to the WET amounts for purposes of preparing these unaudited pro forma condensed financial statements are as follows:

Capitalization of development costs

Under IFRS, development costs are capitalized on the balance sheet and amortized over their estimated useful life. Under U.S. GAAP these expenses are expensed as incurred. We eliminated the carrying value of development costs and the related deferred tax liability as of December 31, 2010 in the unaudited pro forma condensed combined balance sheet. We also eliminated development cost amortization expense, recorded an expense for development costs that had been capitalized and recorded a related deferred tax expense in the unaudited pro forma condensed combined statement of operations.

Reversal of Impairment Recognized in Prior Years

Under IFRS, an impairment loss for assets other than goodwill are reversed during periods subsequent to the impairment if certain conditions are met. Reversals of impairment losses are not permitted under U.S. GAAP. During 2010, WET partially reversed an impairment loss related to customer relationships that had been recorded during 2008.

These adjustments are summarized as follows:

	As of December 31, 2010		For the year ended December 31, 2010
	Other Intangible Assets	Deferred Tax Liability	Reversal of Impairment Recognized in Prior Years	Research and Development Expenses	Income Tax Expense
IFRS carrying value	€36,488	€13,997	€20,065	€19,844	€4,187
Cumulative capitalized development costs at December 31, 2010	(9,186)	(2,457)	—	—	—
Development costs capitalized in 2010	—		—	2,244	(599)
Development cost amortization during 2010	—		—	(3,364)	898
Impairment reversal	(20,065)	(5,351)	(20,065)	—	(5,351)

U.S. GAAP carrying value	€7,237	€6,189	€—	€18,724	€(865)

Amount translated to US Dollars	$9,691	$8,288	$—	$24,856	$(1,148)

Note 5 – Pro Forma Adjustments

The following are the descriptions of the pro forma condensed combined balance sheet and statement of operations adjustments:

(a)	Net change in cash relates to the use of $17,624 cash for the Acquisition.
(b)	Net change in cash relates to the transaction costs of $3,900.
(c)	Net change in short-term investments relates to the liquidation and use of $9,761 for the Acquisition.
(d)	To record inventory at its estimated fair value and the related deferred tax liability.

(e)	At this time there is insufficient information as to the specific nature, age and condition of WET’s property, plant and equipment to make a reasonable estimation of fair value or the corresponding adjustment to depreciation and amortization. Therefore, we have used WET’s carrying amount at the balance sheet date for these pro forma condensed combined financial statements. For each $5,000 fair value adjustment to property, plant and equipment, assuming a weighted-average useful life of 7 years, depreciation expense would change by approximately $714.
(f)	To eliminate historical balances:

The adjustments reflect the elimination of WET’s pre-Acquisition goodwill, other identifiable intangible assets and equity.

(g)	To recognize $99,353 of Goodwill, $26,869 of amortizable Customer relationships and related deferred tax liability of $8,061 and $9,691 of intellectual property in connection with the Acquisition.
(h)	The following adjustments display the expected debt financing required to fund the Acquisition and the WET tender offer. These adjustments are contingent upon the closing of the Acquisition and therefore may not occur or will be repaid in the event the Acquisition is not consummated. For purposes of these unaudited pro forma condensed combined financial statements, we anticipate that we will complete the debt financing at the time the Acquisition closes.

Acquisition loans:
Term note 1 – WET acquisition	$35,000
Term note 2 – WET tender offer	33,000
Revolving credit note	3,250

Total acquisition loans	$71,250

Current portion	$6,800
Long-term portion	$64,450

WET Refinancing Loans:
Current potion	$2,862
Long-term portion	38,733
Less cash used	(1,422)

W.E.T. Term Note – Net debt refinanced	$40,173

Current Portion	$8,035
Long-term portion	$32,138

WET loans not refinanced:
Bank of China revolving loan	$3,056
Capital lease obligations	6,220

Total loans not refinanced	$9,276

Current portion	$5,956
Long-term portion	$3,320

Total Pro Forma debt	$120,699

Current portion	$20,791
Long-term portion	$99,908

(i)	To record deferred financing charges incurred in connection with the credit facilities incurred under the Bank of America credit facility, which will be amortized over five years.
(j)	Represents the additional amortization of customer relationships resulting from the Acquisition.
(k)	Represents the elimination of legal costs incurred and accrued in the amount of $2,800 and $607 by WET and Amerigon, respectively, in conjunction with the Lawsuits. We expect that the Lawsuits will be settled with minimal additional costs upon consummation of the Acquisition.
(l)	Represents the elimination of interest income earned on Amerigon’s short-term investments during 2010. We will be utilizing the majority of our cash and short-term investments in order to finance the Acquisition.

(m)	Adjustment to historical interest expense to reflect the incurrence of $103,978 of borrowings, amortization of deferred debt issuance costs relating to such borrowings and the repayment and retirement of a portion WET’s current indebtedness.

Acquisition loans	$70,500
W.E.T. Refinancing loans	40,173

Total new loans	$110,673

3-month LIBOR @ 3/21	0.25%
Interest rate margin per loan agreement	3.25%

Effective interest rate	3.50%

Expense on new debt	$3,874
Interest on W.E.T. loans not refinanced	520
Amortization of issuance costs	864

Total expense	5,258
Less historical interest expense	(6,561)

Total interest expense adjustment	$(1,303)

We did not have any borrowings outstanding during 2010 under our current line of credit facility. The LIBOR rate at March 30, 2011 was 0.25%. An increase of 0.125% in the interest rates of our floating rate debt would increase our annual pro forma interest expense by approximately $129.

(n)	For purposes of pro forma adjustments, we used tax rates effective in the jurisdictions to which these adjustments apply. These rates may change as we perform a complete tax analysis.
(o)	We intend to issue 7,000 shares of our Series C Convertible Preferred Stock (the “Preferred Shares”) in this offering to fund a portion of the Acquisition. The Preferred Shares carry an 8% dividend and is convertible to 4,421,984 of our common stock. Certain terms of the Preferred Shares represent embedded derivatives as follows:

Description of Embedded Derivative	Classification	Estimated Value
No acquisition redemption premium	Liability		$700
No acquisition warrants	Equity		$2,300
Conversion feature	Equity	$	*

*	estimate not complete.

See “Description of the Securities Registered” for a complete description of these and other terms of the Preferred Shares. The proceeds from the offering, net of an estimated $5,800 in transaction expenses, are expected to total $64,200 and will be allocated to the Preferred Shares and to the embedded derivatives. Upon consummation of the Acquisition, the no acquisition redemption premium and no acquisition warrants will expire. The amount recorded for the no acquisition redemption premium will result in a gain. This gain is reflected in the pro forma condensed combined balance sheet as of December 31, 2010 as an adjustment to total shareholders’ equity, but not reflected in the pro forma condensed combined statements of earnings for the year ended December 31, 2010, as it is not expected to have a continuing impact on operations. We have not completed an analysis of the value of the conversion feature and the estimated amounts for the no acquisition redemption premium and the no acquisition warrants are preliminary and could be different once the analysis is complete. If the conversion feature has a significant value or the no acquisition redemption premium and the no acquisition warrants have significantly different values, the impact of the Preferred Shares on our financial position and operating results could be materially different.

(p)	Represents the payment of the 8% dividend for the Preferred Shares included in this offering plus the amortization of the related transaction expenses and amounts allocated to the imbedded derivatives using the interest method.

8% dividend payable during the first year	$4,988
Amortization of transaction expenses and amounts allocated to the imbedded derivatives	4,076

Total	$9,064